Exhibit 10.1

EXECUTION VERSION

OMNIBUS AGREEMENT

BY AND AMONG

CROSSAMERICA PARTNERS LP,
CROSSAMERICA GP LLC,

AND
DUNNE MANNING INC.

OMNIBUS AGREEMENT

This Omnibus Agreement, effective as of January 1, 2020 (the “Effective Date”), and is by and among CrossAmerica Partners LP, a Delaware limited partnership (the “MLP” or the “Partnership”), and CrossAmerica GP LLC, a Delaware limited liability company and the general partner (the “General Partner”) of the MLP, on the one hand, and Dunne Manning Inc., a Delaware corporation, on behalf of itself  and its Affiliated entities, including VUC, Inc., a Delaware corporation (collectively, “DMI”), on the other hand.  The Partnership, the General Partner and DMI are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in Section 1.1.

RECITALS:

WHEREAS, CST Brands, LLC (“Seller”), CST GP, LLC, CST Brands Holdings, LLC, the subsidiaries of Seller listed therein and Affiliates of DMI entered into that certain Securities Purchase Agreement, dated November 19, 2019, as a result of which, on November 19, 2019, among other things,  Affiliates of DMI acquired 100% of the membership interests in the General Partner (the “SPA Transaction”);

WHEREAS, in connection with the SPA Transaction, the MLP, the General Partner and Circle K Stores, Inc.,  an Affiliate of Seller (“CK”), entered into that certain Transitional Omnibus Agreement (the “TOA”), dated November 19, 2019, pursuant to which, among other things, CK provides the Services (as defined therein) to the MLP and the Partnership;

WHEREAS, effective as of the Transfer Date (as defined in the TOA), the Services provided by CK to the Partnership pursuant to the TOA are automatically reduced, and the Parties desire that, from and after the Transfer Date,  DMI  shall provide such Services to the MLP Group, as provided for herein, to the General Partner for the benefit of the MLP Group for the period set forth herein, subject to earlier termination or later extension as set forth in this Agreement, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1Definitions.

“Affiliate” is defined in the MLP Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Business Day” means any day that is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of New York.

“CK” is defined in the Recitals.

“Common Unit” is defined in the MLP Agreement.

“Confidential Information” means all information, including information relating to the MLP Group, (i) furnished to DMI or its Affiliates or their respective representatives by or on behalf of the General Partner or (ii) prepared by or at the direction of the General Partner (in each case irrespective of the form of communication and whether such information is furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by DMI or its Affiliates or their respective representatives containing or based in whole or in part on any such furnished information.

“Conflicts Committee” is defined in the MLP Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“DMI” is defined in the Preamble.

“DMI Indemnified Party” is defined in Section 5.2.

“DMI Reimbursement Amount” is defined in Section 4.1(a).

“Effective Date” is defined in the Preamble.

“General Partner” is defined in the Preamble.

“Governmental Authority” means the United States, any foreign country, state, county, city or other incorporated or unincorporated political subdivision, agency or instrumentality thereof.

“Indemnified Party” is defined in Section 5.2.

“Losses” means any and all losses, damages, obligations, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“MLP” is defined in the Preamble.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the October 30, 2012, as it may be amended, modified or supplemented from time to time.

“MLP Change of Control” means DMI ceases to Control, directly or indirectly, the General Partner or the General Partner is removed as general partner of the MLP.

“MLP Group” means the MLP, the General Partner and the subsidiaries of the MLP.

“MLP Indemnified Party” is defined in Section 5.1.

“Partnership” is defined in the Preamble.

“Party” and “Parties” are defined in the Preamble.

“Person” means an individual or entity (including a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity or governmental agency or authority).

“Properties” means the properties now owned or hereafter acquired by the MLP Group.

“Seller” is defined in the Recitals.

“Services” means the services to be provided by or on behalf of DMI to the General Partner for the benefit of the MLP Group pursuant to this Agreement as set forth in Exhibit A, as amended from time to time pursuant to this Agreement.

“SPA Transaction” is defined in the Recitals.

“Tax” or “Taxes” means (i) all taxes, assessments, charges, duties, levies, imposts or other similar charges imposed by a Tax Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under section 59A of the Internal Revenue Code of 1986, as amended), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Tax Authority, penalties and interest, but excluding any and all taxes based on net income, net worth, capital or profit; and (ii) any liability for the payment of any amount of the type described in the preceding clause (i)  whether as a result of contractual obligations to any other Person or by operation of law.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Term” means the period commencing on the Effective Date and continuing in effect until any termination of this Agreement pursuant to Section 7.02 hereof.

“TOA” is defined in the Recitals.

1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

Article II
PROVISION OF SERVICES

2.1Services. From and after the Effective Date, DMI shall provide (or cause to be provided) the Services to the General Partner for the benefit of the MLP Group.  DMI shall be  authorized to enter into and act on the General Partner’s behalf, as agent for the MLP Group, in connection with any agreement with third parties reasonably related to the provision of the Services. The listing of Services set forth on Exhibit A attached hereto may be amended (a) at any time, and from time to time, by mutual written consent of the Parties and (b) by delivery by either DMI or the General Partner of written notice of termination of any specified Service(s), upon thirty (30) days' prior written notice to the other Parties.

2.2Partnership Information. It is contemplated by the Parties that, during the Term, the General Partner will be required to provide certain notices, information and data necessary for DMI to perform the Services and its obligations under this Agreement.  DMI shall be permitted to rely on any information or data provided by the General Partner to DMI in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that DMI has actual knowledge that such information or data is inaccurate or incomplete.

Article III
STANDARD OF CARE

3.1Standard of Performance.  Subject to the liability standard set forth in Article V, DMI shall (and shall cause its applicable Affiliates, excluding the MLP Group, to) provide Services (a) using at least the same level of care, quality, timeliness and skill in providing the Services as it employs for itself and its Affiliates and no less than the same degree of care, quality, timeliness, and skill as the applicable Person’s past practice in performing like services for itself and its Affiliates, and (b) in any event, using no less than a reasonable level of care in accordance with industry standards, in compliance with all applicable laws.

3.2Procurement of Goods and Services.  To the extent that DMI is permitted to arrange for contracts with third parties for goods and services in connection with the provision of the Services, DMI shall use commercially reasonable efforts (a) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (b) to obtain from such third parties such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.

3.3Protection from Liens.  DMI shall not take any action to cause any liens, encumbrances or charges to attach to or against any of the Properties arising from the provision of Services or materials under this Agreement except as approved, or consented to, by the General Partner.

3.4Commingling of Assets.  To the extent DMI shall have charge or possession of any of the General Partner’s or the MLP Group’s assets in connection with the provision of the Services, DMI shall separately maintain, and not commingle, the assets of the MLP Group with those of DMI or any other Person.

3.5Insurance. DMI shall obtain and maintain during the Term from insurers who are reliable and acceptable to the General Partner and authorized to do business in the state or states or jurisdictions in which Services are to be performed by DMI, insurance coverages in the types and minimum limits as the Parties determine to be appropriate and as is consistent with standard industry practice and DMI’s past practices.  DMI agrees upon the General Partner’s request from time to time or at any time to provide the General Partner with certificates of insurance evidencing such insurance coverage and, upon request of the General Partner, shall furnish copies of such policies.  Except with respect to workers’ compensation coverage, the policies shall name the General Partner and the Partnership as additional insureds and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against the General Partner and the Partnership.  The policies shall provide that they will not be cancelled or reduced without giving the General Partner at least 30 days’ prior written notice of such cancellation or reduction.

3.6Third-Party Intellectual Property.  If DMI uses or licenses intellectual property owned by third parties in the performance of the Services, DMI shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with the Services.

Article IV
DMI REIMBURSEMENT; REIMBURSEMENT FOR tHIRD-PARTY SERVICES

4.1DMI Reimbursement Fee.

(a)The Partnership shall reimburse DMI for providing the Services set forth in Exhibit A (as amended from time to time in accordance with Section 2.1) in an amount equal to the costs incurred by or on behalf of DMI in providing the Services, including, without limitation, the aggregate amount of compensation payable to DMI's employees, consultants and other agents in providing the Services and an allocation of DMI's overhead expenses attributable to DMI's provision of the Services (the “DMI Reimbursement”).  DMI shall provide to the Partnership its reasonable expectations, as of the Effective Date, of the amount of costs to be incurred by or on behalf of DMI in providing the Services.

(b)On or about the first (1st) Business Day of each month during the Term, DMI shall provide the Partnership with an estimate of the amount of the DMI Reimbursement for such month (each, a “Preliminary Invoice”), presented on a weekly basis for each week included in such month (the amount set forth in each Preliminary Invoice with respect to each week included therein, the "Weekly Estimate"). Each Preliminary Invoice shall also include reasonable supporting calculations. The Weekly Estimate set forth in each Preliminary Invoice shall be due and payable on the last day of each week included therein.

(c)During the Term, no less than quarterly, the Parties shall true-up the amount of Weekly Estimates of the DMI Reimbursement paid pursuant to Section 4.1(b) to the amount of the DMI Reimbursement actually incurred by DMI in accordance with the terms hereof.  No less than thirty (30) Business Days following the end of each calendar quarter during the Term (or each month during the Term, if DMI so elects), DMI shall deliver to the Partnership a schedule setting forth the actual amount of DMI Reimbursement incurred during such quarter (or month, if DMI so elects), together with reasonable supporting calculations (the “Final Invoice”).  If the amount of DMI Reimbursement set forth in the Final Invoice with respect to such quarter or month, as applicable, shall be greater than, or less than, the aggregate of the Weekly Estimates set forth in the Preliminary Estimate for such quarter or month, as applicable (such excess of difference, the “Adjustment Amount”), then, within ten (10) Business Days following delivery of such Final Invoice,  such Adjustment Amount shall be paid: (i) by the Partnership to DMI (with respect to any such excess) or (ii) by DMI to the  Partnership (with respect to any such difference); provided, however, that, in the case of clause (ii), DMI shall be permitted to direct the

Partnership to offset such Adjustment Amount against the Weekly Estimates payable for the next succeeding month(s).

4.2Cost Reimbursement.

(a)The MLP shall reimburse DMI for all reasonable, out-of-pocket, third-party fees, costs, Taxes and expenses incurred by DMI on behalf of the General Partner, the Partnership or its subsidiaries in connection with providing the Services required to be provided by DMI hereunder, including, but not limited to:

(i)legal, accounting and other fees and expenses associated with being a public company;

(ii)expenses related to the Partnership’s financings, mergers, acquisitions or dispositions of assets, and other similar transactions;

(iii)expenses related to insurance coverage for the Partnership’s assets or operations;

(iv)sales, use, excise, value added or similar Taxes with respect to the Services provided by DMI to the MLP Group;

(v)costs and expenses of Environmental Activity, including, remediation costs or expenses incurred in connection with environmental liabilities and third-party claims, that are based on environmental conditions that first arise at Properties following the Effective Date; and

(vi)cost or expenses incurred in connection with the Partnership’s environmental compliance, including, but not limited to, storage tank compliance and registration, as well as compliance monitoring and oversight expenses.

(b)Reimbursement of the out-of-pocket, third-party fees, costs, Taxes and expenses set forth in Section 4.2(a) (the "Cost Reimbursement") shall be paid promptly by the Partnership to DMI upon receipt by the General Partner of a Final Invoice from DMI setting forth amounts due under Section 4.2(a). If requested by the General Partner, DMI’s Final Invoice therefor shall provide reasonably detailed documentation supporting such costs and expenses.

4.3Taxes.  The MLP shall be responsible for all applicable Taxes levied on items, goods or services that are sold, purchased or obtained by or on behalf of DMI or any member of the MLP Group in connection with the provision of Services under this Agreement, including any Taxes in respect of the Services.

4.4Disputes.

(a)The General Partner may, within 30 days after receipt of a Final Invoice from DMI, take written exception to the calculation of the DMI Reimbursement or Cost Reimbursement set forth therein on the ground that the same was not an accurate calculation of the DMI Reimbursement or, with respect to the Cost Reimbursement, a reasonable fee, cost, Tax or expense incurred by DMI in connection with the provision of Services.  The General Partner shall nevertheless pay DMI in full when due the Weekly Estimate in accordance with Section 4.1(b), the Adjustment Amount (if applicable) in accordance with Section 4.1(c), and the Cost Reimbursement in accordance with Section 4.2(b).  Such payment shall not be deemed a waiver of the right of the General Partner to recoup any contested portion of any amount so paid.  However, if the amount as to which such written exception is taken, or any part thereof, is ultimately determined not to be an accurate calculation or, with respect to the Cost Reimbursement, a reasonable fee, cost, Tax or expense incurred by DMI in connection with the provision of Services, such amount or portion thereof (as the case may be) shall be refunded by DMI to the General Partner together with interest thereon at the lesser of (i) the prime rate per annum established by the administrative agent under the revolving credit agreement of the MLP, as applicable, as in effect on the date of payment by the General Partner in respect of such contested invoice or (ii) the maximum lawful rate during the period from the date of payment by the General Partner to the date of refund by DMI.

(b)If, within 20 days after receipt of any written exception pursuant to Section 4.4(a), the General Partner and DMI have been unable to resolve any dispute, and if (i) such dispute relates to whether amounts were properly charged or Services actually performed and (ii) the aggregate amount in dispute exceeds $100,000, either of the General Partner or DMI may submit the dispute to an independent third party auditing firm that is mutually agreeable to the MLP Group, on the one hand, and DMI, on the other hand.  The Parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm.  The resolution by such auditing firm shall be final and binding on the Parties.

4.5General Partner Audit Rights. On an annual basis during the Term, the General Partner shall have the right, at the General Partner’s sole expense, to (a) review and copy the books and records maintained by DMI relating to the provision of the Services and (b) audit, examine and make copies of or extracts from the books and records of DMI to the extent necessary to verify the performance by DMI of its obligations under this Agreement (collectively, the “DM Audit Right”). The General Partner shall (a) exercise the Audit Right only upon reasonable written notice to DMI and during normal business hours and (b) use its reasonable efforts to conduct the DMI Audit Right in such a manner as to minimize the inconvenience and disruption to DMI.

Article V
INDEMNIFICATION; LIMITATIONS

5.1Indemnification by DMI; Limitation of Liability.  DMI hereby agrees to defend, indemnify and hold harmless each member of the MLP Group and their respective members, partners and Affiliates (other than DMI) and each of their respective officers, managers, directors, employees and agents (each, an “MLP Indemnified Party”) from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the MLP Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Losses are foreseeable or unforeseeable, all to the extent that such Losses arise out of the bad faith, fraud or willful misconduct (or, in the case of a criminal matter, acts or omissions taken with the knowledge that the conduct was criminal) of DMI in providing Services, but except to the extent arising out of the willful misconduct of any MLP Indemnified Party.

5.2Indemnification by the MLP. The MLP hereby agrees to defend, indemnify and hold harmless DMI and its directors, officers, stockholders and Affiliates (other than the MLP Group) and each of their respective officers, managers, directors, employees and agents (each, a “DMI Indemnified Party” and, collectively with the MLP Indemnified Parties, each an “Indemnified Party”) from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the DMI Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Losses arise out of any acts or omissions of the DMI Indemnified Parties in connection with the provision of (or failure to provide) Services, except to the extent that DMI is responsible for such Losses pursuant to Section 5.1. Where permitted under its insurance policies, the Partnership shall cause DMI to be named as an additional insured under such policies.

5.3Negligence; Strict Liability.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 AND SECTION 5.2, THE DEFENSE AND INDEMNITY OBLIGATIONS IN SECTION 5.1 AND SECTION 5.2 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO THE WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT.  EACH PARTY AGREES THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE “EXPRESS NEGLIGENCE RULE” TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE VI HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

5.4Exclusion of Damages; Disclaimers.

(a)NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 5.4(a) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 5.1 OR SECTION 5.2 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 5.1 or SECTION 5.2.

(b)OTHER THAN AS SET FORTH IN SECTION 3.1 OF THIS AGREEMENT, DMI DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR THE GENERAL PARTNER FOR THE BENEFIT OF THE MLP GROUP, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER DMI KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.  HOWEVER,

IN THE CASE OF OUTSOURCED SERVICES PROVIDED SOLELY FOR THE GENERAL PARTNER, IF THE THIRD-PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO THE GENERAL PARTNER, THE GENERAL PARTNER IS ENTITLED TO CAUSE DMI TO RELY ON AND TO ENFORCE SUCH WARRANTY.

5.5Survival.  The provisions of this Article V shall survive the termination of this Agreement.

Article VI
CONFIDENTIALITY

6.1Confidential Information.

(a)Non-disclosure.  DMI shall maintain the confidentiality of all Confidential Information; provided, however, that DMI may disclose such Confidential Information:

(i)with respect to DMI, to its Affiliates to the extent deemed by DMI to be reasonably necessary or desirable to enable it to perform the Services;

(ii)in any judicial or alternative dispute resolution proceeding to resolve disputes between DMI and the MLP Group arising under this Agreement;

(iii)to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement existing on the date hereof to which DMI is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution proceeding, DMI shall, if requested by the General Partner, seek a protective order or other relief to prevent or reduce the scope of such disclosure;

(iv)with respect to DMI, to DMI’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom DMI may enter into contractual relationships, to the extent deemed by DMI to be reasonably necessary or desirable to enable it to perform the Services; provided, however, that DMI shall require such third parties to agree to maintain the confidentiality of the Confidential Information so disclosed;

(v)if authorized by the General Partner; and

(vi)to the extent such Confidential Information becomes publicly available other than through a breach by DMI of its obligation arising under this Section 7.1(a).

(b)DMI acknowledges and agrees that the Confidential Information is being furnished to DMI for the sole and exclusive purpose of enabling it to perform the Services and the Confidential Information may not be used by it for any other purpose.

6.2Remedies and Enforcement.  DMI acknowledges and agrees that a breach by it of its obligations under Section 6.1 would cause irreparable harm to the General Partner and that monetary damages would not be adequate to compensate the General Partner.  Accordingly, DMI agrees that the General Partner shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by DMI, without the necessity of posting bond or other security.  The General Partner’s right to equitable relief shall be in addition to other rights and remedies available to the General Partner, for monetary damages or otherwise.

6.3Survival. The provisions of this Article VII shall survive the termination of this Agreement.

Article VII
TERM AND TERMINATION

7.1Term.  Except as set forth in Section 7.3, the term of this Agreement (the "Term") shall commence on the Effective Date and shall remain in force and effect unless and until terminated pursuant to Section 7.2.

7.2Termination.

(a)This Agreement may be terminated by (i) mutual written consent of the Parties, (ii) DMI upon 180 days’ prior written notice to the other Parties or (iii) the General Partner upon 60 days’ prior written notice to the other Parties;

(b)This Agreement may be terminated at any time by DMI upon the General Partner’s or the MLP’s material breach of this Agreement, if such breach is not remedied within 20 days after the General Partner’s receipt of written notice thereof;

(c)This Agreement may be terminated at any time by the General Partner upon DMI’s material breach of this Agreement, if such breach is not remedied within 20 days after DMI’s receipt of the General Partner’s written notice thereof; and

(d)This Agreement may be terminated immediately by any Party upon an MLP Change of Control.

7.3Survival.  The provisions of Article IV (with respect to unpaid amounts due hereunder), Section 4.4, Article V, Article VI and Article VIII shall survive any termination of this Agreement.

Article VIII
MISCELLANEOUS

8.1Choice of Law; Jurisdiction.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.  Each of the Parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; (b) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding; (c) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper; (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law.

8.2Notice.  All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 8.2.

To DMI:

645 West Hamilton Street, Suite 500

Allentown, Pennsylvania 18101
Attention: Joseph V. Topper, Jr.

Telephone: (610) 625-8000

Facsimile: (610) 776-6720

To the MLP Group:

CrossAmerica GP, LLC

600 Hamilton Street, Suite 500

Allentown, Pennsylvania 18101
Attention: Chief Executive Officer
Telephone: (610) 625-8000
Facsimile:  (610) 776-6720

8.3Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

8.4Jointly Drafted.  This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties, and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.

8.5Effect of Waiver or Consent.  No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

8.6Amendment or Modification.  This Agreement may be amended or modified only from time to time by the written agreement of the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, (a) would have a material adverse effect on the holders of Common Units or (b) materially limit or impair the rights of the MLP or reduce the obligations of DMI under this Agreement. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” to this Agreement.

8.7Assignment; No Third-Party Beneficiaries.  None of the Parties shall have the right to assign its rights or obligations under this Agreement without the prior written consent of all other Parties.  Notwithstanding the foregoing, a merger of a Party shall not be deemed to be an assignment or transfer of its rights or a delegation of its obligations under this Agreement.  Furthermore, the transfer of all or substantially all of the assets of a Party shall not be deemed an assignment or transfer of its rights or a delegation of its obligations under this Agreement if the assignee assumes all of the obligations under this Agreement.  The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner or member of the MLP or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

8.8Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission) with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

8.9Relationship of the Parties.  Nothing in this Agreement shall be construed to create a partnership or joint venture or give rise to any fiduciary or similar relationship of any kind.

8.10Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

8.11Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

8.12Withholding or Granting of Consent.  Except as expressly provided to the contrary in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

8.13Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

8.14No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of DMI, the General Partner or any of their respective Affiliates.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

CROSSAMERICA PARTNERS LP, a Delaware limited partnership

By:	CrossAmerica GP LLC, its General Partner

By:	/s/ Charles Nifong
Name:	Charles Nifong
Title:	President

CROSSAMERICA GP LLC, a Delaware limited liability company

By:	/s/ Charles Nifong
Name:	Charles Nifong
Title:	President

DUNNE MANNING INC., a Delaware corporation

By:	/s/ Joseph V. Topper, Jr.
Name:	Joseph V. Topper, Jr.
Title:	President

Signature Page to Omnibus Agreement

EXHIBIT A

DESCRIPTION OF SERVICES

A.The following services will be provided by DMI or by its Affiliates on DMI’s behalf:

Accounting; administrative; billing and invoicing; books and record keeping; budgeting, forecasting, and financial planning and analysis; management (including the management and oversight of the MLP’s wholesale motor fuel distribution and real estate business); operations; payroll; contract administration; maintenance of internal controls; financial reporting, including Securities and Exchange Commission reporting and compliance; office space; purchasing and materials management; risk management and administration of insurance programs; information technology (includes hardware and software existing or acquired in future which title is retained by DMI); in-house legal; compensation, benefits and human resources administration; cash management; corporate finance, treasury credit and debt administration; employee training; and miscellaneous administration and overhead expenses.

None of the above services shall be outsourced to an independent third party, unless:

•	It is an out of pocket expense associated with being a public company; or
•	DMI believes in good faith that such services require a specialized level of expertise that DMI is unable to provide without the assistance of an independent third-party; and
•

the General Partner has given its prior written consent to such outsourcing (unless the General Partner has delegated authority to DMI to enter into agreements of the applicable type with third parties as set forth on Exhibit B hereto).

Expenses incurred for such third-party services shall be reimbursed by the MLP.

B.The following services will also be provided by, or on behalf of, DMI; provided, however, such services may be outsourced to an independent third party with the prior written consent of the General Partner (unless the General Partner has delegated authority to DMI to enter into agreements of the applicable type with third parties as set forth on Exhibit B hereto). Expenses incurred for such third-party services shall be reimbursed by the MLP.

Internal audit; Sarbanes-Oxley compliance; investor relations; legal; technical accounting consulting, employee health and safety; acquisition and divestiture services including professional, consultants and advisor expenses; tax matters - K-1 preparation, tax return compliance, and tax reporting; interest rate hedging and derivatives administration; marketing; property management; environmental compliance and remediation management oversight (with any Environmental Activity, including, remediation costs or expenses incurred in connection with environmental liabilities and third party claims, that are based on environmental conditions that first arise at Properties following the date hereof and any costs or expenses incurred in connection with environmental compliance, including, but not limited to, storage tank compliance and registration, as well as compliance monitoring and oversight expenses being the responsibility of the MLP); regulatory management; real estate administration; investor relations; government and public relations; and other services as required.